Exhibit 10.3

Regulus Therapeutics Inc.
Paul C. Grint, M.D. Yearly Discretionary Base Salary Increase
The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved the increase of Dr. Grint’s annual base salary to $515,000, effective January 1, 2016.